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                                                                   EXHIBIT 99.1


PRESS RELEASE

OPTIO APPOINTS WARREN NEUBURGER AS PRESIDENT AND CHIEF OPERATING OFFICER

         ATLANTA--(BUSINESS WIRE)--May 9, 2001--Optio Software Inc. (NASDAQ:
OPTO - news), a leading provider of e-business infrastructure software that enables organizations to communicate with 100 percent of their trading partners and systems, today announced that its board of directors has approved the appointment of Warren K. Neuburger as president and chief operating officer of Optio Software.

         Neuburger, 47, was previously executive vice president, products with Glenayre Technologies Inc. (NASDAQ: GEMS - news) in Atlanta and chief executive officer and president of Open Development Corporation. In his role with Glenayre, he was responsible for global management of engineering and product management for the Enhanced Services Platform product line. Previously, Mr. Neuburger also held the position of president and general manager of Glenayre's Integrated Network Group division. As Optio's president and chief operating officer, Neuburger will be responsible for Optio's global operations, including product development, professional services, customer support, sales and marketing, and finance and administration. Neuburger will report to C. Wayne Cape, Optio's chairman and chief executive officer.

"I am very excited about my new role with Optio Software and look forward to working with Optio's superb management team to define the operating strategy going forward," said Mr. Neuburger. "I believe Optio is well-positioned with its broad suite of powerful software solutions that help companies solve their enterprise application integration and business-to-business integration challenges to facilitate collaborative commerce. I look forward to directing the growth initiatives that Optio's board of directors have established and I believe are very attainable considering the enormous market opportunity."

"Warren has demonstrated his ability to lead organizations in many capacities and we are pleased to have found someone with Warren's extensive experience and vision to help guide Optio into the forefront of the B2Bi arena and I am personally thrilled that he will lead the company into its next phase," said C. Wayne Cape, chairman and chief executive officer. "I believe the appointment of Warren Neuburger to run the day-to-day business will enable us to achieve our financial objective of returning Optio to profitability faster and more effectively."

Prior to his position with Glenayre Technologies, Neuburger worked with VoiceCom Systems as the vice president of technology and development, and in lead engineering roles with Digital Equipment Corporation and Corning Glass Works.

Mr. Neuburger holds degrees in Electrical Engineering from Georgia Institute of Technology and Syracuse University, as well as a degree in mathematics from Syracuse University.


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About Optio Software, Inc.

Optio Software, Inc. provides e-business infrastructure software that enables B2B integration and presentation of information across 100% of an organization's trading partners and systems. Optio's software improves the quality of an organization's communications with customers, suppliers, partners and employees by customizing, delivering and exchanging information over a global network of digital destinations.

Optio's products are being used to integrate diverse applications requiring high availability and throughput, as infrastructure for B2B commerce and to tailor the information from enterprise, e-business and legacy applications for delivery and exchange as XML, EDI, web content and customized documents according to individualized requirements. Optio's solutions are non-intrusive and can be deployed without modifying the software or the business processes that created the original information. Optio has more than 4,000 customers, including Delta Airlines, Dell Computer Corporation, Perrier, Schlumberger, Lucent Technologies, The Home Depot, Loews Corporation, GLAXO WELCOME, Citicorp and American Medical Response. For more information contact Optio Software -
Phone: (770) 576-3500, Fax: (770) 576-3699, E-Mail: info@optiosoftware.com,
Corporate Headquarters: 3015 Windward Plaza, Windward Plaza, Fairways II, Alpharetta, GA 30005, Web Site: http://www.optiosoftware.com.

Forward Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio's reliance on strategic marketing and reseller relationships, fluctuations in operating results because of acquisitions, changes in competition, delays in developing new software, disputes regarding Optio's intellectual property, risks relating to the potential delisting of our stock, or risks associated with Optio's international operations. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Optio. These and additional factors are set forth in "Safe Harbor Compliance Statement for Forward-Looking Statements" included as Exhibit 99.8 to Optio's Annual Report on form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q that Optio has filed.

Contact:
     Optio Software, Inc., Atlanta
     Bob Zwerneman, 770/576-3500, ext. 629
     bobz@optiosoftware.com